Exhibit 99.1

Onconova Therapeutics Appoints Drs. Peter Atadja and Trafford Clarke to its Board of Directors

NEWTOWN, PA., December 19, 2022 (GLOBE NEWSWIRE) -- Onconova Therapeutics, Inc. (NASDAQ: ONTX), (“Onconova”), a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer, today announced the appointments of Peter Atadja, Ph.D., and Trafford Clarke, Ph.D., as independent members of the Company’s Board of Directors.

“It is my pleasure to welcome Peter and Trafford to our Board,” said Steven M. Fruchtman, M.D., President and Chief Executive Officer of Onconova. “Their track record of successfully building and leading teams tasked with the discovery, development, and delivery of novel therapies is impressive. I look forward to benefiting from their strategic counsel and expect their decades of experience in leadership roles at premier pharmaceutical companies will be invaluable as we work to efficiently advance our pipeline and execute on our corporate objectives.”

Dr. Atadja commented, “Joining Onconova’s Board is an honor and truly exciting opportunity. The Company’s lead asset, narazaciclib, has the potential to address unmet needs in a variety of cancers and overcome the limitations of currently approved CDK 4/6 inhibitors. The upcoming trial of narazaciclib plus letrozole in endometrial cancer is both well designed and supported by a robust clinical dataset providing proof-of-concept for narazaciclib’s differentiated mechanism of action in this indication. I am eager to begin working with my fellow Board members and the Company’s management team to advance its lead program and help guide rigosertib through investigator-sponsored trials.”

Dr. Clarke added, “I believe Onconova is well-positioned for sustained growth, as the Company is advancing differentiated, clinical-stage assets with a strong financial foundation and a talented team that has brought some of the most impactful oncology products to the clinic. I look forward to lending my insights to company management as they progress towards their goal of providing cancer patients with novel, best-in-class therapies that improve survival and quality of life.”

Dr. Atadja joins Onconova’s Board with over two decades of experience in the pharmaceutical industry. He is currently the Chief Scientific Officer (CSO) of CommBio Therapeutics, a biotechnology company dedicated to developing a new class of medicine for a spectrum of diseases by modulating intestinal functions. Prior to joining CommBio, Dr. Atadja co-founded and served as the CSO of K36 Therapeutics, a biotechnology company that aims to translate epigenetic modulation of oncogenic pathways into first-in-class small molecule therapeutics. From 1997 – 2021, Dr. Atadja held roles of increasing responsibility at Novartis Pharmaceuticals, most recently serving as the company’s Executive Director & Head, Drug Discovery & Translational Research. While at Novartis, he led the discovery, development, and registration of the first FDA and EMA approved HDAC inhibitor (FARYDAK®) and launched three major research programs (oncology, liver diseases, regenerative medicine), resulting in the addition of 20 novel targets, eight first-in-class candidates, and two clinical candidates to the company’s global pipeline. In 2008, Dr. Atadja was the Novartis VIVA Discovery Award Winner endowed with “Novartis Leading Scientist” title. He has a Ph.D. in molecular oncology from University of Calgary, a Master of Science in pharmaceutical and medicinal chemistry from Hebrew University, and a Bachelor of Pharmacy in medicinal chemistry from Kumasi University of Science and Technology, in Kumasi, Ghana.

Dr. Clarke is a pharmaceutical industry veteran who has dedicated his career to the discovery, development, and launch of new medicines. He spent 31 years working in roles of increasing responsibility at Eli Lilly and Company before retiring in 2017, most recently serving as a Managing Director and UK Research and Development Site Head from 2013 to 2017. In this role, Dr. Clarke led a team of approximately 700 people and oversaw site productivity, infrastructure investment, and ethics and compliance standards. In addition, from 2013 to 2017, as Eli Lilly’s European Federation of Pharmaceutical Industries and Associations R&D representative, Dr. Clarke was a member of the Research Directors Group and championed Lilly’s strategic engagement and leadership of 32 European Union Innovative Medicine Initiative projects. From 2013 to 2017, he served as Board Member for Eli Lilly and Company Ltd. UK and was a member of the Innovation Board of the Association of the British Pharmaceutical Industry. From 2020 to present, Dr. Clarke served as a mentor to student entrepreneurs at the MIT Sandbox Innovation Fund Program. Dr. Clarke has a Ph.D. in organic chemistry from Imperial College, London, and a Bachelor of Science in organic chemistry from University of Liverpool.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer. The Company has proprietary targeted anti-cancer agents designed to disrupt specific cellular pathways that are important for cancer cell proliferation.

Onconova’s novel, proprietary multi-kinase inhibitor narazaciclib (formerly ON 123300) is being evaluated in two separate and complementary Phase 1 dose-escalation and expansion studies. These trials are currently underway in the United States and China.

Onconova’s product candidate rigosertib is being studied in an investigator-sponsored study program, including in a dose-escalation and expansion Phase 1/2a investigator-sponsored study with oral rigosertib in combination with nivolumab for patients with KRAS+ non-small cell lung cancer.

For more information, please visit www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova’s expectations regarding its clinical development and trials, its product candidates, its business and financial position. Onconova has attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “preliminary,” “encouraging,” "approximately" or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Onconova's clinical trials, investigator-initiated trials and regulatory agency and institutional review board approvals of protocols, Onconova’s collaborations, market conditions and those discussed under the heading "Risk Factors" in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Mark Guerin

Onconova Therapeutics, Inc.

267-759-3680

ir@onconova.us

https://www.onconova.com/contact/

Investor Contact:

Bruce Mackle

LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com